Exhibit 10.23.2
AMENDMENT TO
MCJUNKIN RED MAN HOLDING CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT (this “Agreement”), is made effective as of June 1, 2009, by and among McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), PVF Holdings LLC, a Delaware limited liability company and Andrew Lane (the “Participant”).
     WHEREAS, on September 10, 2008, the Participant was granted an option to purchase 1,758,929 shares of common stock of the Company, with an exercise price of $17.63 per share, pursuant to the Nonqualified Stock Option Agreement entered into by and between the Company, PVF Holdings LLC and the Participant, dated as of September 10, 2008 (the “Stock Option Agreement”); and
     WHEREAS, the Company, PVF Holdings LLC and the Participant desire to amend the Stock Option Agreement to permit the Participant to transfer such options to Andy & Cindy Lane Family, L.P., a Texas limited partnership.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.	Permitted Transfers. The provisions of Section 6 of the Stock Option Agreement are hereby deleted in their entirety and replaced with the following new Section 6.
6.	Transferability. Unless otherwise determined by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. If the requirements of the preceding sentence have been satisfied, such heir or legatee of the Participant shall be deemed a “Permitted Transferee.” Notwithstanding the foregoing, the Participant may transfer the Option, in whole or in part, to Andy & Cindy Lane Family, L.P. (a “Permitted Transferee”), on terms and conditions satisfactory to the Company. During the Participant’s lifetime, the Option is exercisable only by the Participant or a Permitted Transferee.
2.	Confirmation of Stock Option Agreement. In all other respects the Stock Option Agreement shall remain in effect and is hereby confirmed by the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date hereof.

MCJUNKIN RED MAN HOLDING CORPORATION

By:	/s/ Stephen W. Lake Name: Stephen W. Lake
Title: Executive Vice President, General Counsel and Corporate Secretary

PVF HOLDINGS LLC

By:	/s/ Stephen W. Lake

Name: Stephen W. Lake
Title: Executive Vice President, General Counsel and Corporate Secretary

PARTICIPANT

By:	/s/ Andrew Lane

Name: Andrew Lane